January 24, 2020 Era and Bristow to Merge, Forming a Larger, More Diverse and Financially Stronger Global Industry Leader Exhibit 99.1

Cautionary Statement Regarding Forward-Looking Statements Bristow and Era caution that statements in this presentation which are forward-looking, and provide information other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of Bristow, Era and the combined company. These forward-looking statements include, among other things, statements about anticipated or expected revenues, EBITDA run rates, cost savings and synergies, best-in-class operations, opportunities to capture additional benefit from market trends, fleet size and diversity, safety and transition issues, free cash flow, plans to de-lever and potential shareholder return. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: the ability of Bristow and Era to obtain the shareholder approvals necessary to complete the anticipated combination, on the anticipated timeline or at all; the risk that a condition to the closing of the anticipated combination may not be satisfied, on the anticipated timeline or at all or that the anticipated combination may fail to close; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated combination; conditions imposed on the companies in order to obtain required regulatory approvals; the costs incurred to consummate the anticipated combination; the possibility that the expected synergies or cost savings from the anticipated combination will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies; disruption from the anticipated combination making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention on the anticipated combination; adverse changes in the markets in which Bristow and Era operate or credit markets, including disruptions in the offshore oil and gas markets throughout the globe; changes in the regulatory regimes governing the offshore oil and gas markets and the offshore oil and gas services markets; the inability of Bristow or Era to execute on contracts successfully; changes in project design or schedules; the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by customers and other business counterparties of Bristow and Era, changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward looking statements. For a more complete discussion of these and other risk factors, please see each of Bristow's and Era's annual and quarterly filings with the Securities and Exchange Commission, including Era's annual report on Form 10-K for the year ended December 31, 2018, and Bristow's annual report on Form 10-K for the year ended March 31, 2019 and their respective subsequent quarterly reports on Form 10-Q. This presentation reflects the views of Bristow's management and Era's management as of the date hereof. Except to the extent required by applicable law, Bristow and Era undertake no obligation to update or revise any forward-looking statement. The anticipated financial results discussed in this presentation are based on Era management's preliminary, unaudited analysis of financial results for the period and year ended December 31, 2019 and Bristow management’s preliminary, unaudited analysis of financial results for the period and quarter ended December 31, 2019. (Bristow’s fiscal year ends on March 31st.) As of the date of this presentation, neither Era nor Bristow has completed its financial statement reporting process for the period ended December 31, 2019, and neither Era's nor Bristow’s independent registered accounting firm has audited or reviewed the preliminary financial data discussed in this presentation. During the course of Era's and Bristow’s quarter-end closing procedures and review process, Era and Bristow may identify items that would require them to make adjustments, which may be material to the information presented above. As a result, the estimates above constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results. Era expects to report complete fourth quarter and full year 2019 financial results during March 2020. This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In connection with the proposed transaction, Era intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) that will include a joint proxy statement of Era and Bristow that also constitutes a prospectus of Era (the “Joint Proxy Statement/Prospectus”). Each of Era and Bristow will provide the Joint Proxy Statement/Prospectus to their respective stockholders. Era and Bristow also plan to file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Joint Proxy Statement/Prospectus or Registration Statement or any other document which Era or Bristow may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain a copy of the Joint Proxy Statement/Prospectus (when it becomes available), the Registration Statement (when it becomes available) and other relevant documents filed by Era and Bristow without charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to (1) Era Group Inc. by mail at 945 Bunker Hill, Suite 650, Houston, Texas 77024, Attention: Investor Relations, by telephone at (713)-369-4700, or by going to the Investor page on Era’s corporate website at www.Erahelicopters.com; or (2) Bristow Group Inc. by mail at 3151 Briarpark Drive, Suite 700, Houston, Texas, 77042, Attention: Investor Relations, by telephone at (713) 267-7600, or by going to the Investors page on Bristow’s corporate website at www.Bristowgroup.com. Era, Bristow and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Era and Bristow stockholders in respect of the proposed transaction under the rules of the SEC. You may obtain information regarding the names, affiliations and interests of Era’s directors and executive officers in Era’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on March 8, 2019, and its definitive proxy statement for its 2019 Annual Meeting, which was filed with the SEC on April 24, 2019. Investors may obtain information regarding the names, affiliations and interests of Bristow’s directors and executive officers on Bristow’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction if and when they become available. Investors should read The Joint Proxy Statement/Prospectus carefully and in its entirety when it becomes available before making any voting or investment decisions.

Non-GAAP Financial Measures In this presentation, Era includes EBITDA (“Era EBITDA”) and Adjusted EBITDA (“Era Adjusted EBITDA”) as supplemental measures of Era’s operating performance. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for special items that occurred during the reporting period. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for discretionary use, as they do not take into account certain cash requirements, such as debt service requirements. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, nor as a substitute for analysis of Era’s results as reported under GAAP. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies. Era also presents net debt, which is a non-GAAP measure, defined as total principal balance on borrowings less cash and cash equivalents, including escrow balances. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. A reconciliation of EBITDA, Adjusted EBITDA and net debt is included in this presentation. Era Free Cash Flow (“Era Free Cash Flow”) represents Era’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Era Adjusted Free Cash Flow (“Era Adjusted Free Cash Flow”) is Free Cash Flow adjusted to exclude professional services fees paid in respect of litigation settled in the third quarter of 2018 and the proceeds on settlement of that litigation. Era’s management believes that the use of Adjusted Free Cash Flow is meaningful as it measures Era’s ability to generate cash from its business after excluding cash payments for special items. Era’s management uses this information as an analytical indicator to assess Era’s liquidity and performance. However, investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow. In this presentation, Bristow includes adjusted EBITDA (“Bristow Adjusted EBITDA”) as a supplemental measure of operating performance, providing relevant and useful information which is widely used by analysts, investors and competitors in our industry as well as by Bristow’s management in assessing both consolidated and regional performance. Bristow Adjusted EBITDA provides Bristow with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. Bristow Adjusted EBITDA should not be considered a measure of discretionary cash available to Bristow for investing in the growth of their business. Bristow Adjusted EBITDA is not calculated or presented in accordance with GAAP and other companies in the industry may calculate these measures differently than Bristow does. As a result, these financial measures have limitations as analytical and comparative tools and you should not consider these measures in isolation, or as a substitute for analysis of Bristow’s results as reported under GAAP. In calculating this financial measure, Bristow makes certain adjustments that are based on assumptions and estimates that may prove to be inaccurate. In addition, in evaluating this financial measure, you should be aware that in the future Bristow may incur expenses similar to those eliminated in this presentation. Presentation of Bristow Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or special items. Some of the additional limitations of Era Adjusted EBITDA and Bristow Adjusted EBITDA are: Does not reflect current or future cash requirements for capital expenditures; Does not reflect changes in, or cash requirements for, working capital needs; Does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debts; and Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither Era Adjusted EBITDA nor Bristow Adjusted EBITDA reflect any cash requirements for such replacements.

Transaction Overview

Transaction Structure	• All-stock merger transaction (tax-free)
Company Info	• Combined company to be named Bristow Group Inc. • Headquartered in Houston, Texas • Publicly traded on the New York Stock Exchange
Shareholder Consideration	• Bristow shareholders are expected to own 77%, and Era shareholders are expected to own 23% of combined company
Governance and Leadership	• CEO: Chris Bradshaw (Era) • The Chairman and Vice-Chairman of the Board of Directors will be appointed by Bristow • Board composition: 9 total directors, 7 from Bristow plus Mr. Bradshaw and another Era Director
Summary Financials and Synergies	• Combined revenue of ~$1.5bn • Post-closing projected run-rate Adjusted EBITDA of ~$240mm • At least ~$35mm of annual cost synergies • Strong balance sheet with significant liquidity, conservative net leverage, and robust free cash flow generation • No outside financing is required to consummate the transaction
Expected Financial Policies	• Manage the business for free cash flow • Focus on capital discipline • Well-positioned to capitalize on additional strategic opportunities in select international markets
Closing	• Unanimously approved by the Board of Directors of both companies • Expected to close in the second half of 2020, subject to Era and Bristow shareholder approvals, receipt of required regulatory approvals and satisfaction of other customary closing conditions

3

Combination Strengthens Global Leadership Position in the Helicopter Industry

Era

- *Leading helicopter operator with a primary focus on transporting personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations*

Bristow

- *Leading helicopter operator focused on offshore oil and gas, drilling rigs and other installation personnel transportation, search and rescue (SAR) and fixed wing transportation services*

Revenue
~$1.5bn run-rate

Adj. EBITDA
~$240mm run-rate

Synergies
~$35mm run-rate

Robust FCF[3]
~$140mm run-rate

Combined Revenue by LOS and Location[1]



Fixed Wing 5%
Other 2%
Government Services 18%
Oil and Gas 75%
LatAm and Caribbean 5%
Asia Pacific 9%
Africa 12%
Europe 47%
North America 27%

Combined Adj. EBITDA and Synergies[2]



~$40mm
~$165mm
~$35mm
~$240mm
Era
Bristow
Synergies
Pro Forma Combined

(1) Reflects CY2019E metrics. Pro forma for Bristow's May 2019 business disposition of Eastern. Government Services reflects UK SAR and BSEE contracts.
(2) Reflects projected post-closing run-rate Adjusted EBITDA.
(3) Free cash flow defined as cash flow from operating activities (net of interest) less capital expenditures.

4

Strategic Rationale Led by industry veterans with proven track record of capital discipline, protecting stakeholder value and generating free cash flow through industry cycles Combination benefits all stakeholders Strong cultural alignment with uncompromising commitment to safety Global leader in offshore helicopter operations with significant presence in key regions, supplemented by stable government services revenue stream Complementary fleet mix allows combined company to optimally service customers Enhanced customer and end-market diversification Significant, sustainable cost savings achieved through Bristow’s chapter 11 restructuring process and portfolio optimization Substantial and highly achievable cost synergies identified Strong balance sheet with robust free cash flow profile 1 2 3 4 5 6 7 8 9

Global leader in offshore helicopter operations with significant presence in key regions, supplemented by stable government services revenue stream Note:Reflects CY2019E metrics, pro forma for Bristow’s May 2019 business disposition of Eastern. Era Operating Presence Bristow Presence Era and Bristow Overlapping Presence Era Headquarters Era Dry Lease Bristow Headquarters Trinidad Global Presence Attractive and Complementary Geographic Footprints Significant presence in key offshore regions: U.S. Gulf of Mexico Norway United Kingdom Brazil Nigeria Trinidad, Guyana, Suriname Europe 47% North America 27% Africa 12% Asia Pacific 9% LatAm and Caribbean 5%

Complementary fleet mix allows combined company to optimally service customers Primarily owned fleet, with attractive lease rates on the balance of the fleet Complementary model types create desirable combined company fleet mix, providing more efficient solutions for customers Will be the largest operator of each of S92, AW189 and AW139 model helicopters Well-timed exposure to heavy helicopters given improving effective utilization trends in that category Well-established fleet management program with a strong track record of success in leasing and selling aircraft Note:Reflects December 2019 fleet count, pro forma for Bristow’s pending sale of 14 H225s. Combined Company Fleet Era Fleet Bristow Fleet S92 4% AW139 35% Other Heavy / Medium 9% Single Engine 29% AW189 4% Light Twin 19% 103 Single Engine 9% S92 38% Other Heavy / Medium 25% AW139 13% Fixed Wing 8% AW189 7% 200 Other Heavy / Medium 19% AW139 20% S92 26% AW189 6% Fixed Wing 6% Light Twin 7% Single Engine 16% 303

Enhanced customer and end-market diversification (1)Reflects CY2019E metrics, pro forma for Bristow’s May 2019 business disposition of Eastern. Government Services includes UK SAR and BSEE contracts. Attractive mix of oil and gas customers with long-term relationships, and diversified end-market exposure with significant government services revenue Revenue by End Market(1) Government Services Revenue Oil and Gas 75% Government Services 18% Fixed Wing 5% Other 2% UK SAR and BSEE contracts provide meaningful diversification from oil price volatility UK SAR Contract Overview UK SAR Revenue Structure In April 2015, Bristow began its UK SAR operations with a contractual term of 8 – 10 years and potential extension options 10 bases and 21 SAR-equipped heavy helicopters Generates significant EBITDA and cash flow

Significant, sustainable cost savings achieved through Bristow's chapter 11 restructuring process and portfolio optimization

Bristow Post-Closing Projected Run-Rate Adjusted EBITDA ($mm)



A
B
C
D
E
$93
+$68
+$13
($11)
+$5
($1)
~$165
FY19A
Rent Savings
Divestitures
FY19A OEM Settlement
FX Translation
Other
Run-Rate

Commentary

- **A** Rent Savings: Chapter 11 restructuring and other savings related to fleet and facilities
- **B** Divestitures: Excludes FY19A Aviashelf contribution and Eastern losses (both businesses were divested in 2019)
- **C** FY19A OEM Settlement: Revenue and direct cost credits related to non-recurring OEM settlement
- **D** FX: Excludes FY19A foreign exchange translation loss
- **E** Other: Other adjustments such as new tender opportunities, personnel spend, maintenance cost savings, etc.

~$900mm in debt reduction and no future aircraft capital commitments as a result of the restructuring

Note: Reflects Bristow fiscal year ended March 31, 2019.

9

Substantial and highly achievable cost synergies identified

G&A Savings

+

Fleet Cost Savings

+

Other OpEx Savings

=

~$35 Million Annual Run-Rate Savings

- ✓ Elimination of redundant corporate expenses
- ✓ Realization of operational efficiencies in the U.S. Gulf of Mexico
- ✓ Optimization of aircraft maintenance programs and fleet utilization
- ✓ Synergies expected to be realized in ~12 to 24 months



Era Headquarters
Era Base
Bristow Headquarters
Bristow Base
Mobile, AL
Lake Charles, LA
New Iberia, LA
New Orleans, LA
Johnson Bayou, LA
Abbeville, LA
Houston, TX
Schriever, LA
Houma, LA
Galliano, LA
Galveston, TX
Galliano (SAR), LA
Bay City, TX
Lake Jackson, TX
Fourchon, LA
Venice, LA

10

Strong balance sheet with robust free cash flow profile

PF Adj. EBITDA ($mm)


~$165
~$240
2019E
Run-Rate

PF Adj. EBITDA Margin (%)


~11%
~16%
2019E
Run-Rate

PF Net Leverage[1]


Target Net Leverage:
~2.0x – 3.0x
~2.5x (1)
~2.0x
2019E
Run-Rate

PF FCF and FCF Yield[2]


~$140mm (2)
~18%
Run-Rate FCF ($mm)
Implied FCF Yield (%)

Notes: Implied FCF yield based on Era stock price on January 22, 2020, and calculated as PF FCF divided by implied pro forma market capitalization. Run-rate reflects synergies of $35mm.

(1) Reflects 2019E combined Adjusted EBITDA including run-rate synergies of $35mm. Estimated combined debt and cash balances as of 12/31/19, before transaction impacts.

(2) Free cash flow is a non-GAAP financial measure and is defined as cash flow from operating activities (net of interest) less capital expenditures.

11

Led by industry veterans with proven track record of capital discipline, protecting stakeholder value and generating FCF through industry cycles Era Adjusted FCF over Last 5 Years Era Net Debt over Last 5 Years Demonstrated free cash flow generation throughout the offshore oil and gas downturn, which was used to pay down debt Material decrease in net debt over time, despite industry cyclicality Note:Dollars in millions. (1)Era Free Cash Flow is a non-GAAP financial measure and is defined as cash flow from operating activities less capital expenditures and net of proceeds from asset dispositions; adjusted to exclude H225 litigation expenses and settlement proceeds. (1)

Benefits to all stakeholders Customers Both companies share an uncompromising commitment to deliver safe and reliable operations Enhanced fleet options and flexibility facilitated by larger, global, and more diverse fleet mix Combined company will have financial means to continue to fund investments to advance technology and safety and to meet customers’ evolving needs Enhanced size and operational efficiencies will benefit customers Customers Employees Employees Strong cultural alignment with safety as #1 core value Increased professional development opportunities at larger, more diverse organization Enhanced employer financial stability Shareholders Shareholders Value accretive, all stock transaction allows all shareholders to participate in upside from combination, including substantial value creation from synergies Increased size and end-market diversification enhances stability of revenue and cash flow Committed to driving long-term value through positive free cash flow and capital discipline Lenders Lenders Stronger pro forma balance sheet Enhanced free cash flow profile and significant asset coverage Improved credit rating and enhanced credit metrics expected for the combined company

APPENDIX

Attractive Financial Profile

	Era Flash		Pro Forma	
	Q4'19	FY2019E	2019E	Run-Rate
Revenue	~$60mm	~$225mm	~$1.5bn	~$1.5bn
Adj. EBITDA	~$13mm	~$37mm	~$165mm	~$240mm
Adj. EBITDA Margin	*~22%*	*~16%*	*~11%*	*~16%*
FCF(1)	~$11mm	~$35mm	—	~$140mm
Total Debt	~$160mm		~$805mm(3)	
Cash	~$120mm		~$310mm(3)	
Net Debt	~$40mm		~$495mm(3)	
Net Leverage	*~1.1x*		*~2.5x*(2)	*~2.0x*

Notes: All financial projections for Era and the PF combined company reflect estimates and are subject to revision. See page 1 for cautionary statement regarding forward looking statements.

(1) Free cash flow is a non-GAAP financial measure and is defined as cash flow from operating activities (net of interest) less capital expenditures.

(2) Reflects 2019E combined Adjusted EBITDA including run-rate synergies of $35mm.

(3) Estimated combined debt and cash balances as of 12/31/19, before transaction impacts.

15

2019E PF Adj. EBITDA to Post-Closing Projected Run–Rate Adj. EBITDA Note:All financial projections reflect estimates and are subject to revision. See page 1 for cautionary statement regarding forward looking statements.

Pro Forma Capitalization

- ✓ Bristow ABL Facility to be upsized to $112.5mm (commitment received)
- ✓ Bristow's 2019 Term Loan to be paid down with cash on hand and proceeds from Bristow's H225 sale
- ✓ Expect improved credit ratings for pro forma company (relative to Era's existing ratings)

Combined aircraft fleet provides substantial asset coverage of ~2.7x [1]

			Principal Amount Oustanding				
	Rate	Maturity	Era[2]	Bristow[2]	Combined	Adj.	PF Post-Txn.
Cash			$120	$190	$310	($52)[3]	$258
Promissory Notes & Other	L+181bps	Dec-20	18		18		18
Macquarie Debt	L+535bps	Mar-23		162	162		162
Lombard Debt (BULL)	L+225bps	Dec-23		97	97		97
Lombard Debt (BALL)	L+225bps	Jan-24		80	80		80
PK Air Debt	L+500bps	Jan-25		220	220		220
Total Aircraft Sec. Debt			**$18**	**$559**	**$577**	**–**	**$577**
2019 Term Loan	L+800bps[4]	May-22		75	75	(75)	–
Airnorth Debt	L+285bps	Apr-23		9	9		9
Total Other Secured Debt			**–**	**$84**	**$84**	**($75)**	**$9**
7.75% Senior Unsec. Notes	7.750%	Dec-22	144		144		144
Total Debt			**162**	**643**	**805**	**(75)**	**730**
(Less): Cash			(120)	(190)	(310)	52	(258)
Net Debt			**$42**	**$453**	**$495**	**($23)**	**$472**
<u>Memo: Revolver Capacity</u>							
Bristow ABL	L+250bps	2025[5]		75	75	38	$113
Era Senior Secured Revolver[6]	L+275bps	Mar-21	125		125	(125)	–

Notes: Dollars in millions.

(1) Based on third party appraisal values provided by Ascend.

(2) Estimated debt and cash balances as of 12/31/19.

(3) Reflects transaction and financing fees and other anticipated adjustments, including Bristow's pending sale of 14 H225s.

(4) Bristow's 2019 term loan rate increases to L+900bps in April 2020.

(5) The new ABL commitment will extend the maturity from April 2023 to the closing date of the amended ABL + five years. The existing ABL has ~$16mm in letters of credit drawn against it.

(6) Era's $125mm revolver retired as a result of the transaction.

17

Combined Company Fleet Overview Combined Company Fleet Status (as of December 2019) Note:Reflects December 2019 fleet count, pro forma for Bristow’s pending sale of 14 H225s.

Commentary Offshore Oil & Gas Industry has Stabilized, with Modest Improvement Expected Offshore Capital Expenditures ($bn)(1) ’19 – ’22 CAGR: +8% By Region By Depth ’15 – ’19 CAGR: (11%) Offshore capital expenditure recovery appears underway, with modest demand growth IOCs’ exploration spend increasing to bring new reserves to market Fundamentals continue to improve gradually Favorable contracting activity, FID announcements and budgets Offshore FIDs increased for second straight year in 2019 Demand for offshore drilling rigs in key markets showing favorable trends Offshore Drilling Rigs(2) – Marketed Utilization December 2018 December 2019 Sources: Wood Mackenzie. Evercore ISI research. Can swap LHS with data from https://www.rystadenergy.com/newsevents/news/press-releases/ep-2020-forecast-deepwater-bucking-the-trend/

Bristow will Merge into a Subsidiary of Era Reverse Triangular Merger Bristow Era Bristow shareholders receive ERA shares… Bristow Shareholders Era Shareholders Existing Era Subs Bristow Bristow Subs Bristow Subs …in exchange for Bristow shares. Bristow becomes a subsidiary of Era Post-transaction Structure Pre-transaction Structure Combined company to be named Bristow Group Inc.

Bristow Special Items Detail Fiscal Year Ended ($ thousands)   March 31, 2019 Loss on impairment $ 117,220 Transaction cost 32,800 Organizational restructuring costs 11,897 CEO retirement cost 977 Total Special Items   $ 162,894 Bristow Adjusted EBITDA Reconciliation Fiscal Year Ended ($ thousands)   March 31, 2019 Net loss $ (336,138) Loss on disposal of assets 27,843 Special items 162,894 Depreciation and amortization 124,899 Interest expense 113,500 Provision (benefit) for income taxes (161) Adjusted EBITDA   $ 92,837 Reconciliation of Historical Financials Used in Presentation Era Free Cash Flow Reconciliation Fiscal Year Ended December 31, ($ thousands) 2015 2015 2016 2016 2017 2017 2018 2018 Net cash provided by operating activities $ 44,456 $ 58,504 $ 20,096 $ 54,354 Plus: Proceeds from disposition of property and equipment 25,328 28,609 9,392 29,590 Less: Purchases of property and equipment (60,050) (39,200) (16,770) (9,216) Free Cash Flow $ 9,734 $ 47,913 $ 12,718 $ 74,728 Plus: Non-routine litigation expenses — — 5,473 11,182 Less: Litigation settlement proceeds — — — (42,000) Adjusted Free Cash Flow $ 9,734 $ 47,913 $ 18,191 $ 43,910